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                                                                     EXHIBIT 3.1


                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            EYE CARE OF AMERICA, INC,


                                   ARTICLE ONE

         The name of the corporation (which is hereinafter called the "Corporation") is Eye Care Centers of America, Inc.

                                   ARTICLE TWO

         The period of duration of the Corporation is perpetual.

                                  ARTICLE THREE

         The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be organized under the Texas Business Corporation Act.

                                  ARTICLE FOUR

         The aggregate number of shares which the Corporation shall have the authority to issue is twenty million (20,000,000), of which three hundred thousand (300,000) shares, par value $.01 per share, shall be preferred stock ("Preferred Stock") and nineteen million seven hundred thousand 19,700,000 shares, par value $.01 per share, shall be common stock ("Common Stock").

         The Preferred Stock may be divided into and issued in one or more series. The Board of Directors of the Corporation is expressly authorized to establish series of unissued shares of Preferred Stock and to fix and determine the designations, preferences, limitations, and relative rights, including voting rights, of the shares of such series in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of such series. In such resolution or resolutions the Board of Directors, to the extent applicable, shall:

         (a) designate the series and specify the number of shares of Preferred Stock which shall belong to such series;

         (b) fix the rate of any dividend for such series of Preferred Stock, which dividend may vary from series to series;
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         (c) specify whether dividends for such series are cumulative, non-cumulative or partially cumulative;

         (d) specify the manner in which dividends for such series are payable and the date or dates from which such dividends shall accrue;

         (e) state whether the shares of such series have preferences over any other class, classes or series of shares as to the payment of dividends;

         (f) state whether such series shall be redeemable and the price at and the terms and conditions on which shares of such series may be redeemed, which redemption may be at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event or any combination of the foregoing;

         (g) fix the amount payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

         (h) state whether the shares of such series have preference in the assets of the Corporation over any other class, classes or series of shares upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

         (i) state whether a sinking fund shall be created for the redemption or purchase of the shares of such series, and, if such a fund is established, the terms and provisions governing the operation of any such fund and the status as to reissuance of shares of Preferred Stock of such series purchased or otherwise reacquired, redeemed or retired through the operation thereof;

         (j) state whether the shares of such series shall be convertible, and, if convertible, the terms and conditions on which such shares of such series may be converted, which terms and conditions may provide that such shares are convertible at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event, or any combination of the foregoing into shares of any other class or series;

         (k) state whether the shares of such series are exchangeable, at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event, or any combination of the foregoing, for shares, obligations, indebtedness, evidence of ownership, rights to purchase securities or other securities of the Corporation or one or more other domestic, or foreign

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         corporations or other entities or for other property or for any combination of the foregoing; and

         (l) state what voting rights and shares of such series shall have, if any.

         The Board of Directors of the Corporation, in such resolution or resolutions, may, in a manner not inconsistent with the provisions of these Articles and to the extend permitted by law.

         (a)      limit the number of shares which may be issued;

         (b) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issue of additional shares of Preferred Stock or other stock ranking equally therewith or prior thereto as to dividends or distribution of assets on voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

         (c) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions of any kind of character, or the redemption, purchase, retirement or reacquisition of shares of stock ranking junior to Preferred Stock of such series as to dividends or distribution of assets on voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

         (d) grant other such special rights to the holders of Preferred Stock of such series as the Board of Directors may determine.

                                  ARTICLE FIVE

         The Corporation has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.000).

                                   ARTICLE SIX

         No shareholder or other holder of securities of the Corporation shall have any preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares.


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                                  ARTICLE SEVEN

         Cumulative voting by the shareholders of the Corporation at any election for directors or upon any other matter is expressly prohibited, and the directors of the Corporation shall be elected by plurality vote of the shareholders entitled to vote at such election.

                                  ARTICLE EIGHT

         A. With respect to any matter for which, but for this provision, the affirmative vote of the holders of more than a majority of the shares entitled to vote is required by the Texas Business Corporation Act, the act of the shareholders on that matter shall be the affirmative vote of a majority of the shares entitled to vote on that matter rather than the affirmative vote otherwise required by such Act. With respect to any matter for which, but for this provision, the affirmative vote of the holders of more than a majority of the shares of any class or series is required by the Texas Business Corporation Act, the act of the holders of the shares of that class or series on that matter shall be the affirmative vote of the majority of the shares of that class or series rather than the affirmative vote of the holders of shares of that class or series otherwise required by such Act.

         B. Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                  ARTICLE NINE

         The post office address of the initial registered office of the Corporation is 811 Dallas Avenue, Houston, TX 77002, and the name of the initial registered agent for the Corporation at such address is CT Corporation System.

                                   ARTICLE TEN

         The Corporation shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the Texas Business Corporation Act, as it now exists and as it may hereafter be amended, and shall have the power to purchase and maintain liability insurance for those persons as and to the fullest extent permitted by such Act.


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                                 ARTICLE ELEVEN

         To the extent permitted by the Texas Business Corporation Act, as it now exists and as it may hereafter be amended, a director of the Corporation shall not be and is not liable to the Corporation or its shareholders for monetary damages for any act or omission in such director's capacity as a director, except for liability of such director for (a) a breach of such director's duty of loyalty to the Corporation or its shareholders, (b) an act or omission not in good faith that constitutes a breach of duty of such director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office, or (d) an act or omission for which the liability of such director is expressly provided for by statue. No amendment to or repeal of this Article Eleven shall apply to or have any effect upon the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

                                 ARTICLE TWELVE

         The number of directors currently constituting the board of directors is six, and the names and addresses of the persons who are to serve as the director until the next annual meeting of the shareholders or until his successor is elected and qualified is:

Name                                         Address
----                                         -------

Bernard W. Andrews                           11103 West Avenue
                                             San Antonio, Texas 78213

Norman S. Matthews                           650 Madison Avenue
                                             23rd Floor
                                             New York, NY 10022

Antoine G. Treuille                          Charter Pacific Corporation
                                             200 Park Avenue, 28h Floor
                                             New York, NY

Anthony J. DiNovi                            3 Ravine Road
                                             Wellesley, MA 02181

Charles A. Brizius                           191 Marlborough St., Apt. 4
                                             Boston, MA 02116


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Warren C. Smith, Jr.                         38 Collidge Lane
                                             Dedham, MA 02026

EXECUTED THIS 24TH day of April, 1998

                                             EYE CARE CENTERS OF AMERICA, INC.


                                             /s/ Mark T. Pearson
                                             ----------------------------------
                                             Mark T. Pearson, Vice President



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